Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated March 21, 2012

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated March 21, 2012

JPMorgan Alternative Index Multi-Strategy 5 (USD) Performance Details

JPMORGAN ALTERNATIVE INDEX MULTI-STRATEGY 5 (USA)
PERFORMANCE DETAILS

                                                                  March 21, 2012

                                                                      J.P.MORGAN

JPMorgan Alternative Index Multi-Strategy 5 (USD) Performance Details

JPMORGAN ALTERNATIVE INDEX MULTI-STRATEGY 5 (USD) PERFORMANCE DETAILS

J.P. Morgan Alternative Index Multi-Strategy 5 (USD) (the "Index") Performance – Bloomberg AIJPM5UE Index

2012	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	
AIJPM5UE Index	0.09%	-0.47%											
2011	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.14%	0.72%	-1.26%	1.44%	-0.82%	-1.16%	-0.46%	-1.92%	0.39%	-1.35%	0.23%	0.09%	-2.97%
2010	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	-1.31%	0.57%	1.09%	1.44%	-0.34%	-1.55%	-0.48%	1.70%	-1.05%	0.76%	-1.98%	1.18%	-0.06%
2009	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	0.27%	-0.69%	2.19%	0.94%	-0.66%	-0.36%	0.55%	1.08%	0.57%	-0.41%	1.73%	-0.18%	5.09%
2008	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.09%	1.03%	0.68%	0.42%	0.82%	1.12%	-0.05%	-0.36%	-1.26%	0.40%	2.92%	4.95%	12.27%
2007	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	-0.12%	0.08%	0.43%	1.86%	1.06%	0.13%	-1.60%	-1.77%	1.46%	1.08%	-1.49%	1.12%	2.17%
2006	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.82%	0.75%	-0.50%	0.84%	-1.57%	-0.42%	0.33%	1.48%	0.45%	0.98%	-0.33%	1.59%	5.52%
2005	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.53%	1.34%	1.00%	0.26%	0.03%	1.94%	0.13%	0.05%	1.29%	-0.18%	1.84%	1.19%	10.90%
2004	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	2.06%	3.37%	0.51%	-2.16%	0.91%	0.06%	1.42%	1.09%	1.17%	1.01%	0.92%	0.40%	11.20%
2003	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	2.66%	0.14%	-0.36%	1.09%	1.93%	0.69%	-0.75%	0.99%	1.47%	2.35%	0.69%	2.14%	13.77%
2002	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.31%	0.72%	-0.98%	1.16%	1.49%	0.93%	-1.03%	1.54%	1.37%	0.38%	0.97%	2.44%	10.75%
2001	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	3.26%	1.30%	2.46%	-0.81%	0.08%	2.08%	0.70%	1.68%	2.49%	1.18%	0.06%	0.56%	16.02%
2000	Jan	Feb	Mar	Apr	May	Jun	July	Aug	Sep	Oct	Nov	Dec	Full Year
AIJPM5UE Index	1.42%	0.71%	-2.20%	0.61%	-0.87%	-1.26%	1.30%	-0.23%	1.18%	1.23%	0.35%	-1.50%	0.65%

Please see key risks on the next page for additional information. Source: J.P. Morgan. Past performance is not a guide to future performance. "AIJPM5UE Index" refers to the performance of J.P. Morgan Alternative Index Multi-Strategy 5 (USD) (Bloomberg: AIJPM5UE Index). **The levels of the Index incorporate a daily adjustment factor of 0.80% per annum.**

Hypothetical, historical performance measures: Represents the monthly and full calendar year performance of the Index based on as applicable to the relevant measurement period, the hypothetical back tested daily closing levels from December 28, 1999 through November 30, 2009, and the actual historical performance of the Index based on daily closing levels from November 30, 2009 through February 28, 2012. The hypothetical historical values above have not been verified by an independent third party. The back-tested, hypothetical historical results above have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modelling techniques or assumptions would produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth above. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical historical information that forms part of the information contained in the table above.

1

J.P.Morgan

Key Risks
[]   Any securities we may issue linked to the Index may result in a loss, and are exposed to J. P. Morgan Chase and Co. credit risk.
[]   The Index and underlying strategies have limited operating history.
[]   The reported level of the Index and most of the underlying strategies will include the deduction of an adjustment factor.
[]   The Index may not be successful, may not outperform any alternative strategy or achieve its 5% target volatility.
[]   The portfolio of underlying strategies may not be a diversified portfolio.
[]   The Index involves monthly rebalancing and caps the sum of the weights of all underlying strategies, at rebalance, to 200%. It is possible, although unlikely, for the weight of a single underlying strategy to be close to
     200%.
[]   There are risks associated with momentum, carry, mean reversion or short volatility investment strategies.
[]   The Index comprises only notional assets and liabilities. Some underlying strategies include notional short positions.
[]   Correlation of performances among the underlying strategies may reduce the performance of the Index.
[]   The Index is an excess return index and reflects the performance of unfunded or uncollateralized investments in the assets underlying the
     Index.
[]   Commodity futures contracts underlying some of the strategies are subject to uncertain legal and regulatory regimes.
[]   Our affiliate, J. P. Morgan Securities Ltd. ("JPMSL"), is the Sponsor and
     Calculation Agent for the Index and underlying strategies. JPMSL may adjust the Index or any underlying strategy in a way that affects its level.
[]   The Index is subject to risks associated with currency exchange, interest rates, non-US securities markets and the use of leverage and futures contracts.
The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the
"Selected Risk Considerations" in the relevant term sheet or pricing supplement.

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the SEC relating to such offering for more complete information about J. P.
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Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No.
333-177923

                                                                      J.P.MORGAN